EXHIBIT 99.1

OXiGENE Receives Listing Decision From NASDAQ

Common Stock Trading to Transfer to the NASDAQ Capital Markets

SOUTH SAN FRANCISCO, Calif., March 2, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGND), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today announced that, on March 1, 2011, the Company received a determination from the NASDAQ Listing Qualifications Panel (the "Panel") enabling its Common Stock to trade on The NASDAQ Capital Market.  The Company will have until June 13, 2011 to demonstrate compliance with the minimum $1.00 per share closing bid price requirement ("Bid Price") and all continued listing standards of The NASDAQ Capital Market.

As previously announced, on February 25, 2011, the Company implemented a 1-for-20 reverse stock split of its common shares in an effort to regain compliance with NASDAQ's Bid Price requirement. The Company may demonstrate compliance with the applicable requirements if its common stock has a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days prior to June 13, 2011. The consolidated closing bid price for the Company's stock today was $2.27 per share. Separately, the Company must demonstrate regained compliance with the minimum market value of listed securities ("Market Capitalization") requirement and the minimum stockholders' equity ("Equity") requirement prior to June 13, 2011. While the Company expects to regain compliance with all The NASDAQ Capital Market listing requirements and satisfy all the terms of the Panel's decision, there can be no assurance that it will be able to do so.

The transfer of the Company's listing from The NASDAQ Global Market to The NASDAQ Capital Market will take effect with the open of NASDAQ trading on March 3, 2011. The Company will continue to trade under the ticker symbol OXGND through March 21, 2011. The Company's symbol will revert back to OXGN on March 22, 2011.

About OXiGENE, Inc.

OXiGENE is a clinical-stage biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company's major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including the Company's anticipated ability to regain compliance in a timely manner with the Bid Price, Market Capitalization, Minimum Equity or other Nasdaq Capital Market listing requirements and satisfy all the terms of the Panel's decision. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the Company's inability to obtain additional financing or achieve the required market value of its listed securities. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

CONTACT: Investor and Media Contact:
         Michelle Edwards, Investor Relations
         medwards@oxigene.com
         650-635-7006